Exhibit 99.1
ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors
Encore Acquisition Company:
     We have audited the accompanying carve out balance sheets of Encore Operating, L.P.’s (“Encore Operating”) Permian and Williston Basin Operations as defined in Note 1 to the carve out financial statements as of December 31, 2007 and 2006, and the related carve out statements of operations, owner’s net equity, and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of Encore Operating’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Permian and Williston Basin Operations’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Permian and Williston Basin Operations’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the carve out financial position of Encore Operating’s Permian and Williston Basin Operations included in the Purchase and Investment Agreement with Encore Energy Partners Operating LLC and Encore Energy Partners LP at December 31, 2007 and 2006, and the carve out results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 23, 2008

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
CARVE OUT BALANCE SHEETS

	December 31,
	2007	2006
	(in thousands)
ASSETS

Current assets:
Accounts receivable	$5,356	$3,102

Total current assets	5,356	3,102

Properties and equipment, at cost — successful efforts method:
Proved properties, including wells and related equipment	122,300	82,842
Unproved properties	298	216
Accumulated depletion, depreciation, and amortization	(25,634)	(19,375)

	96,964	63,683

Other property and equipment	53	—
Accumulated depreciation	(18)	—

	35	—

Goodwill	2,648	2,648

Total assets	$105,003	$69,433

LIABILITIES AND OWNER’S NET EQUITY
Current liabilities:
Accrued liabilities:
Lease operations expense	$998	$504
Development capital	763	653
Production, ad valorem, and severance taxes	824	532
Other	99	38

Total current liabilities	2,684	1,727

Future abandonment cost, net of current portion	2,246	1,421
Deferred taxes	130	118

Total liabilities	5,060	3,266

Commitments and contingencies (see Note 5)

Owner’s net equity	99,943	66,167

Total liabilities and owner’s net equity	$105,003	$69,433

The accompanying notes are an integral part of these carve out financial statements.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
CARVE OUT STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Revenues:
Oil	$26,274	$17,367	$11,085
Natural gas	11,451	10,792	15,241

Total revenues	37,725	28,159	26,326

Expenses:
Production:
Lease operations	7,619	5,264	3,807
Production, ad valorem, and severance taxes	3,093	2,519	2,031
Depletion, depreciation, and amortization	6,277	4,084	3,306
Exploration	124	22	312
General and administrative	1,122	1,106	878
Other operating	325	290	326

Total expenses	18,560	13,285	10,660

Income before income taxes	19,165	14,874	15,666
Income tax provision:
Current	(52)	—	—
Deferred	(12)	(118)	—

Net income	$19,101	$14,756	$15,666

The accompanying notes are an integral part of these carve out financial statements.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
CARVE OUT STATEMENTS OF OWNER’S NET EQUITY

Total
Owner’s
Net
Equity
(in thousands)
Balance at January 1, 2005	$47,192
Net income	15,666
Net contributions from owner	4,487

Balance at December 31, 2005	67,345
Net income	14,756
Net distributions to owner	(15,934)

Balance at December 31, 2006	66,167
Net income	19,101
Net contributions from owner	14,675

Balance at December 31, 2007	$99,943

The accompanying notes are an integral part of these carve out financial statements.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
CARVE OUT STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Cash flows from operating activities:
Net income	$19,101	$14,756	$15,666
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and amortization	6,277	4,084	3,306
Non-cash exploration expense	23	22	307
Deferred taxes	12	118	—
Other	62	61	37
Changes in operating assets and liabilities:
Accounts receivable	(2,254)	899	(1,063)
Accrued liabilities	837	181	387

Net cash provided by operating activities	24,058	20,121	18,640

Cash flows from investing activities:
Purchases of other property and equipment	(53)	—	—
Acquisition of oil and natural gas properties	(27,339)	(422)	(19,202)
Development of oil and natural gas properties	(11,341)	(3,765)	(3,925)

Net cash used in investing activities	(38,733)	(4,187)	(23,127)

Cash flows from financing activities:
Net contributions from (distributions to) owner	14,675	(15,934)	4,487

Net cash provided by (used in) financing activities	14,675	(15,934)	4,487

Increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

The accompanying notes are an integral part of these carve out financial statements.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS
Note 1. Nature of Business and Basis of Presentation
     Encore Energy Partners LP (“ENP”) was formed on February 13, 2007 by Encore Acquisition Company (“EAC”) to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. On December 27, 2007, Encore Energy Partners Operating LLC (“OLLC”), a Delaware limited liability company and wholly owned subsidiary of ENP, entered into a purchase and investment agreement with Encore Operating, L.P. (“Encore Operating”), a Texas limited partnership and wholly owned subsidiary of EAC, pursuant to which OLLC agreed to acquire certain oil and natural gas properties and related assets in the Permian and Williston Basins (the “Permian and Williston Basin Operations”) from Encore Operating for total consideration of approximately $125.4 million in cash and 6,884,776 common units representing limited partner interests in ENP. The acquisition closed on February 7, 2008.
     The Permian and Williston Basin Operations consist of oil and natural gas properties and related assets within various fields in Texas and North Dakota that were part of larger acquisitions by EAC. Properties in the Permian Basin of West Texas were acquired by EAC in various acquisitions between 2000 and 2005. Properties in the Williston Basin of North Dakota were acquired by EAC in April 2007. The results of operations of the properties are included in the accompanying carve out financial statements from the date of EAC’s acquisition forward. As the accompanying carve out financial statements reflect the operations of the Permian and Williston Basin Operations only for the periods owned by EAC, such results are not indicative of the future results of operations to be expected for the Permian and Williston Basin Operations.
     The accompanying carve out financial statements and related notes thereto represent the carve out financial position, results of operations, changes in owner’s net equity, and cash flows of the Permian and Williston Basin Operations. The carve out financial statements have been prepared in accordance with Regulation S-X, Article 3, “General instructions as to financial statements” and Staff Accounting Bulletin (“SAB”) Topic 1-B, “Allocations of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity.” Certain expenses incurred by EAC are only indirectly attributable to its ownership of the Permian and Williston Basin Operations as EAC owns interests in numerous other oil and natural gas properties. As a result, certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Permian and Williston Basin Operations so that the accompanying carve out financial statements reflect substantially all the costs of doing business. The allocations and related estimates and assumptions are described more fully in “Note 2. Summary of Significant Accounting Policies” and “Note 4. Related Party Transactions.”
Note 2. Summary of Significant Accounting Policies
     The accompanying carve out financial statements were derived from the historical accounting records of EAC. All significant intercompany transactions and balances have been eliminated.
Use of Estimates
     The preparation of carve out financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the carve out financial statements and the reported amounts of revenues and expenses during each reporting period. Also, certain amounts in the accompanying carve out financial statements have been allocated in a way that management believes is reasonable and consistent in order to depict the historical financial position, results of operations, and cash flows of the Permian and Williston Basin Operations on a stand-alone basis. Actual results could differ materially from those estimates.
     Significant estimates underlying these carve out financial statements include, among other things, estimates of the proved oil and natural gas reserve volumes used in calculating depletion, depreciation, and amortization (“DD&A”) expense; the estimated future cash flows and fair value of properties used in determining the need for any impairment write-down; operating costs accrued; volumes and prices for revenues accrued; and the timing and amount of future abandonment costs used in calculating asset retirement obligations. Future changes in the

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)
assumptions used could have a significant impact on reported results in future periods.
Cash and Cash Equivalents
     EAC provided cash as needed to support the Permian and Williston Basin Operations and collected cash from sales of their production. Consequently, the accompanying Carve Out Balance Sheets do not include any cash balances. Net cash received or paid during each year by EAC for its Permian and Williston Basin Operations is reflected as net contributions from owner or net distributions to owner on the accompanying Carve Out Statements of Owner’s Net Equity and Carve Out Statements of Cash Flows.
Accounts Receivable
     The Permian and Williston Basin Operations’ trade accounts receivable, which are primarily from oil and natural gas sales, are recorded at the invoiced amount and do not bear interest. Management routinely reviews outstanding accounts receivable balances and assesses the financial strength of the Permian and Williston Basin Operations’ customers. A reserve is recorded for amounts it expects will not be fully recovered. Actual balances are not applied against the reserve until substantially all collection efforts have been exhausted. At December 31, 2007 and 2006, the Permian and Williston Basin Operations did not have any allowance for doubtful accounts.
Properties and Equipment
     Oil and Natural Gas Properties. The Permian and Williston Basin Operations adhere to Statement of Financial Accounting Standards (“SFAS”) No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies,” utilizing the successful efforts method of accounting for its oil and natural gas properties. Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.
     If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs are expensed in the accompanying Carve Out Statements of Operations and shown as a non-cash adjustment to net income in the “Operating activities” section of the accompanying Carve Out Statements of Cash Flows in the period in which the determination was made. If an exploratory well finds reserves but they cannot be classified as proved, the associated cost is capitalized as long as the well has found a sufficient quantity of reserves to justify its completion as a producing well and sufficient progress is being made in assessing the reserves and the operating viability of the project. If subsequently it is determined that either of these conditions no longer exists, all previously capitalized costs associated with the exploratory well are expensed and shown as a non-cash adjustment to net income in the “Operating activities” section of the accompanying Carve Out Statements of Cash Flows in the period in which the determination is made. Re-drilling or directional drilling in a previously abandoned well is classified as development or exploratory based on whether it is in a proved or unproved reservoir. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures are charged to expense. All capitalized costs associated with both development and exploratory wells are shown as “Development of oil and natural gas properties” in the “Investing activities” section of the accompanying Carve Out Statements of Cash Flows.
     Significant tangible equipment added or replaced that extends the useful life or productive life of the property is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reservoirs are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of proved developed reserves or total proved reserves, as applicable. Natural gas volumes are converted to barrels of oil equivalent (“BOE”) at the rate of six thousand cubic feet (“Mcf”) of natural gas to one barrel (“Bbl”) of oil.
     The costs of retired, sold, or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to the accumulated DD&A reserve.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)
     Reserve engineers estimate reserves annually on December 31. This results in a new DD&A rate which is used for the preceding fourth quarter after adjusting for fourth quarter production.
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” an assessment of the need for impairment of capitalized costs of long-lived assets to be held and used, including proved oil and natural gas properties, is required whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, an impairment loss is recognized to the extent that the carrying value exceeds fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are representative of future economics. Any impairment charge incurred is expensed and reduces the recorded basis in the asset.
     Unproved properties, the majority of the costs of which relate to the acquisition of leasehold interests, are assessed for impairment on a property-by-property basis for individually significant balances and on an aggregate basis for individually insignificant balances. If the assessment indicates an impairment, a loss is recognized by providing a valuation allowance at the level consistent with the level at which impairment was assessed. The impairment assessment is affected by economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management. In the case of individually insignificant balances, the amount of the impairment loss recognized is determined by amortizing the portion of these properties’ costs which management believes will not be transferred to proved over the average life of the lease.
     Amounts shown in the accompanying Carve Out Balance Sheets as “Proved properties” include leasehold costs and wells and related equipment, both completed and in process, and consisted of the following as of the dates indicated:

	December 31,
	2007	2006
	(in thousands)

Proved leasehold costs	$74,299	$49,955
Wells and related equipment — Completed	47,238	30,783
Wells and related equipment — In process	763	2,104

Total proved properties	$122,300	$82,842

     Other Property and Equipment. Other property and equipment is carried at cost. Depreciation expense is recorded on a straight-line basis over estimated useful lives, which are approximately three years. Gains or losses from the disposal of other property and equipment are recognized in the period realized.
Goodwill
     Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in business combinations. Goodwill is assessed for impairment on an annual basis or whenever indicators of impairment exist. If indicators of impairment are determined to exist, an impairment charge is recognized for the amount by which the carrying value of goodwill exceeds the implied fair value of the goodwill.
Asset Retirement Obligations
     SFAS No. 143, “Accounting for Asset Retirement Obligations” requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas well is acquired or drilled. An amount equal to and offsetting the ARO is capitalized as part of the carrying amount of oil and natural gas properties at its discounted fair value. The liability is then accreted each period until it is settled or the well is sold, at which time the liability is reversed. Estimates are based on historical experience in plugging and abandoning wells and

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)
estimated remaining field life based on reserve estimates. Due to the subjectivity of assumptions, the relatively long life of most of the Permian and Williston Basin Operations’ oil and natural gas properties, and the possibility of future changes in legislation affecting these obligations, the costs to ultimately retire these properties may vary significantly from current or previous estimates. See “Note 3. Asset Retirement Obligations” for additional information.
Owner’s Net Equity
     The change in net assets in each year that is not attributable to current period earnings is reflected as a net contribution from the owner or a net distribution to the owner for that year. As the Permian and Williston Basin Operations were not a separate legal entity during the period covered by these carve out financial statements, none of EAC’s debt is directly attributable to its ownership of the Permian and Williston Basin Operations, and no formal intercompany financing arrangement exists related to the Permian and Williston Basin Operations. Additionally, as debt cannot be specifically ascribed to the Permian and Williston Basin Operations, the accompanying Carve Out Statements of Operations do not include any allocation of interest expense incurred by EAC to the Permian and Williston Basin Operations.
Segment Reporting
     The Permian and Williston Basin Operations consist of only one operating segment during the years presented —the development and exploitation of oil and natural gas reserves. Additionally, all of the Permian and Williston Basin Operations are located in the United States and all of the related oil and natural gas revenues are derived from customers located in the United States.
Major Customers/Concentration of Credit Risk
     For 2007 and 2006, four purchasers accounted for approximately 69 percent and 78 percent of the Permian and Williston Basin Operations’ total sales of production, respectively. For 2005, three purchasers accounted for approximately 79 percent of total sales of production.
     All of the Permian and Williston Basin Operations’ properties are located in North Dakota and Texas.
Income Taxes
     The Permian and Williston Basin Operations do not represent a separate legal and taxable entity. As part of EAC, the operations of the Permian and Williston Basin Operations were included in the federal income tax return of Encore Operating, which is a limited partnership that is not subject to federal income taxes. As the Permian and Williston Basin Operations are not a separate taxable entity and were acquired in February 2008 by an entity not subject to federal income tax, no provision for current or deferred federal income taxes has been provided for in the accompanying carve out financial statements.
     In May 2006, the state of Texas enacted a new business tax (the “Texas Margin Tax”) that replaced the Texas franchise tax. The Texas Margin Tax is applicable to numerous types of entities that previously were not subject to the franchise tax, including the Permian and Williston Basin Operations. A deferred tax liability and related income tax expense was recognized in 2006 for the expected future tax effect of the Texas Margin Tax.
     On January 1, 2007, EAC adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 did not have an impact on the Permian and Williston Basin Operations’ financial condition, results of operations, or cash flows. EAC did not recognize any interest or penalties related to the Permian and Williston Basin Operations for 2007.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)
Revenue Recognition
     Revenues are recognized as oil and natural gas is produced and sold, net of royalties. Natural gas revenues are also reduced by any processing and other fees paid except for transportation costs paid to third parties, which are recorded in “Other operating expense” in the accompanying Carve Out Statements of Operations. Natural gas revenues are recorded using the sales method of accounting, whereby revenue is recognized based on actual sales of natural gas rather than based on the entity’s proportionate share of natural gas production. Royalties and severance taxes are paid based upon the actual price received from the sales. To the extent actual quantities and values of oil and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and values for those properties are estimated and recorded as accounts receivable in the accompanying Carve Out Balance Sheets. If the Permian and Williston Basin Operations’ overproduced imbalance position (i.e., the Permian and Williston Basin Operations have cumulatively been over-allocated production) is greater than the entity’s share of remaining reserves, a liability is recorded for the excess at period-end prices. Revenue is not recognized for the production in tanks, oil marketed on behalf of joint owners in the Permian and Williston Basin Operations’ oil and natural gas properties, or oil in pipelines that has not been delivered to the purchaser. Natural gas imbalances at December 31, 2007 and 2006 were immaterial. As of December 31, 2007 and 2006, the Permian and Williston Basin Operations did not have any oil inventory in pipelines.
Shipping Costs
     Shipping costs in the form of pipeline fees and trucking costs paid to third parties are incurred to transport oil and natural gas production from certain properties to a different market location for ultimate sale. These costs are included in “Other operating expense” in the accompanying Carve Out Statements of Operations.
Allocation of Costs
     The accompanying carve out financial statements have been prepared in accordance with SAB Topic 1-B. These rules require allocations of costs for salaries and benefits, depreciation, rent, accounting, legal services, and other general and administrative expenses. EAC has allocated general and administrative expenses to the Permian and Williston Basin Operations based on its share of EAC’s total production as measured on a BOE basis. Management believes the allocation methodologies used are reasonable and result in an allocation of the cost of doing business borne by EAC on behalf of the Permian and Williston Basin Operations; however, these allocations may not be indicative of the cost of future operations or the amount of future allocations.
Earnings per Share
     During the periods presented, the Permian and Williston Basin Operations were wholly owned by EAC. Accordingly, earnings per share is not presented.
Fair Value of Financial Instruments
     Financial instruments included in the accompanying carve out financial statements include accounts receivable. The carrying value of accounts receivable approximates fair value due to its relatively short term.
New Accounting Pronouncements
SFAS No. 157, “Fair Value Measurements” (“SFAS 157”)
     In September 2006, the FASB issued SFAS 157. SFAS 157 standardizes the definition of fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not require any new fair value measurements. SFAS 157 is prospectively effective for financial assets and liabilities for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)
issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”), which delays the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). EAC elected a partial deferral of SFAS 157 for all instruments within the scope of FSP FAS 157-2, including but not limited to its asset retirement obligations. SFAS 157, as it relates to financial assets and liabilities, is effective beginning in the first quarter of 2008. The adoption did not have a material impact on the financial position, results of operations, or cash flows of the Permian and Williston Basin Operations.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”)
     In February 2007, the FASB issued SFAS 159. SFAS 159 permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 allows entities an irrevocable option to measure eligible items at fair value at specified election dates, with resulting changes in fair value reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. EAC adopted SFAS 159 effective January 1, 2008, and did not elect the fair value option for eligible instruments existing on that date. Therefore, the initial adoption of SFAS 159 did not have an impact on the Permian and Williston Basin Operations’ results of operations or financial condition.
Note 3. Asset Retirement Obligations
     The Permian and Williston Basin Operations’ asset retirement obligations primarily relate to the future plugging and abandonment of wells. The following table summarizes the changes in the estimated future abandonment liability, the long-term portion of which is recorded in “Future abandonment cost” and the short-term portion of which is recorded in “Other current liabilities” on the accompanying Carve Out Balance Sheets, for the periods indicated:

	Year Ended December 31,
	2007	2006
	(in thousands)
Future abandonment liability at January 1	$1,458	$1,441
Acquisition of properties	545	6
Wells drilled	89	11
Accretion of discount	62	61
Revision of estimates	139	(61)

Future abandonment liability at December 31	$2,293	$1,458

Note 4. Related Party Transactions
     The Permian and Williston Basin Operations do not have any employees. The employees supporting the operations of the Permian and Williston Basin Operations are employees of EAC. Accordingly, EAC recognizes all employee-related liabilities in its consolidated financial statements. In addition to employee payroll-related expenses, EAC incurred general and administrative expenses related to leasing office space and other corporate overhead expenses during the period covered by these carve out financial statements. For purposes of deriving the accompanying carve out financial statements, a portion of the consolidated general and administrative and indirect lease operating overhead expenses reported for EAC has been allocated to the Permian and Williston Basin Operations and included in the accompanying Carve Out Statements of Operations for each of the three years presented. The portion of EAC’s consolidated general and administrative and indirect lease operating overhead expenses to be included in the accompanying carve out financial statements for each period presented was determined based on the respective percentage of BOE produced by the Permian and Williston Basin Operations in relation to the total BOE produced by EAC on a consolidated basis.

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
NOTES TO CARVE OUT FINANCIAL STATEMENTS — (Continued)
Note 5. Commitments and Contingencies
     The Permian and Williston Basin Operations are subject to various possible contingencies, which arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include environmental issues and other matters. Although management believes it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, production rates and environmental matters are subject to regulation by various federal and state agencies. Additionally, the Permian and Williston Basin Operations have contractual obligations related to future plugging and abandonment expenses on oil and natural gas properties as discussed in “Note 3. Asset Retirement Obligations.”

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
SUPPLEMENTARY INFORMATION
Capitalized Costs and Costs Incurred Relating to Oil and Natural Gas Producing Activities
     The capitalized cost of oil and natural gas properties was as follows as of the dates indicated:

	December 31,
	2007	2006
	(in thousands)
Properties and equipment, at cost — successful efforts method:
Proved properties, including wells and related equipment	$122,300	$82,842
Unproved properties	298	216
Accumulated depletion, depreciation, and amortization	(25,634)	(19,375)

	$96,964	$63,683

     The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Acquisitions:
Proved properties	$27,234	$319	$19,120
Unproved properties	105	103	82
Asset retirement obligations	545	6	454

Total acquisitions	27,884	428	19,656

Development:
Drilling and exploitation	8,655	2,862	3,514
Asset retirement obligations	89	11	130

Total development	8,744	2,873	3,644

Exploration:
Drilling and exploitation	2,796	3	816
Geological and seismic	101	—	12

Total exploration	2,897	3	828

Total costs incurred	$39,525	$3,304	$24,128

Oil & Natural Gas Producing Activities —Unaudited
     The estimates of the Permian and Williston Basin Operations’ proved oil and natural gas reserves, which are located entirely within the United States, were prepared in accordance with guidelines established by the Securities and Exchange Commission (the “SEC”) and the FASB. Proved oil and natural gas reserve quantities are derived from estimates prepared by petroleum engineers.
     Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. There can be no assurance that the proved reserves will be developed within the periods assumed or that prices and costs will remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. In accordance with SEC guidelines, estimates of future net cash flows from the Permian and Williston Basin Operations’ properties and the representative value thereof are made using oil and natural gas prices in effect as of the dates of such estimates and are held constant throughout the life of the properties. Year-end prices used in estimating net cash flows were as follows as of the dates indicated:

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
SUPPLEMENTARY INFORMATION – (Continued)

	December 31,
	2007	2006	2005

Oil (per Bbl)	$96.01	$61.06	$61.04
Natural gas (per Mcf)	$7.47	$5.48	$9.44
     The future cash flows are reduced by estimated production costs and development costs, which are based on year-end economic conditions and held constant throughout the life of the properties, and by the estimated effect of future income taxes due to the Texas Margin Tax. Consistent with the presentation on the Carve Out Statements of Operations, future federal income taxes have not been deducted from future net revenues in the calculation of the Permian and Williston Basin Operations’ standardized measure, as its operations were included in the federal income tax return of Encore Operating, which is a limited partnership that is not subject to federal income taxes.
     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures. Oil and natural gas reserve engineering is and must be recognized as a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in any exact way, and estimates of other engineers might differ materially from those included herein. The accuracy of any reserve estimate is a function of the quality of available data and engineering, and estimates may justify revisions based on the results of drilling, testing, and production activities. Accordingly, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered. Reserve estimates are integral to management’s analysis of impairments of oil and natural gas properties and the calculation of DD&A on these properties.
     Estimated net quantities of proved oil and natural gas reserves of the Permian and Williston Basin Operations were as follows as of the dates indicated:

	December 31,
	2007	2006	2005
Proved reserves:
Oil (MBbls)	6,980	3,902	3,892
Natural gas (MMcf)	22,067	17,815	19,336
Combined (MBOE)	10,658	6,871	7,115
Proved developed reserves:
Oil (MBbls)	6,157	3,453	3,451
Natural gas (MMcf)	20,773	17,815	19,336
Combined (MBOE)	9,619	6,422	6,673

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
SUPPLEMENTARY INFORMATION — (Continued)
     The changes in proved reserves were as follows for 2007, 2006, and 2005:

		Natural	Oil
	Oil	Gas	Equivalent
	(MBbls)	(MMcf)	(MBOE)
Balance, December 31, 2004	2,289	15,853	4,931
Purchases of minerals-in-place	1,634	869	1,779
Extensions and discoveries	79	2,150	437
Revisions of previous estimates	104	2,347	496
Production	(214)	(1,883)	(528)

Balance, December 31, 2005	3,892	19,336	7,115
Purchases of minerals-in-place	17	—	17
Extensions and discoveries	47	550	138
Revisions of previous estimates	232	(569)	137
Production	(286)	(1,502)	(536)

Balance, December 31, 2006	3,902	17,815	6,871
Purchases of minerals-in-place	2,052	841	2,192
Extensions and discoveries	355	5,278	1,235
Revisions of previous estimates	1,054	(319)	1,001
Production	(383)	(1,548)	(641)

Balance, December 31, 2007	6,980	22,067	10,658

     The standardized measure of discounted estimated future net cash flows related to proved oil and natural gas reserves was as follows as of the dates indicated:

	December 31,
	2007	2006	2005
	(in thousands)
Future cash inflows	$758,355	$306,261	$378,508
Future production costs	(251,790)	(125,507)	(139,798)
Future development costs	(11,618)	(3,186)	(2,873)
Future abandonment costs, net of salvage	(3,475)	(2,677)	(2,631)
Future income tax expense	(877)	(426)	—

Future net cash flows	490,595	174,465	233,206
10% annual discount	(269,088)	(88,970)	(117,100)

Standardized measure of discounted estimated future net cash flows	$221,507	$85,495	$116,106

ENCORE OPERATING, L.P. PERMIAN AND WILLISTON BASIN OPERATIONS
SUPPLEMENTARY INFORMATION — (Continued)
     The primary changes in the standardized measure of discounted estimated future net cash flows were as follows for the periods indicated:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Standardized measure, beginning of year	$85,495	$116,106	$59,486

Net change in prices and production costs	62,500	(33,893)	36,211
Purchases of minerals-in-place	57,852	265	30,910
Extensions, discoveries, and improved recovery	17,257	1,338	6,886
Revisions of previous quantity estimates	28,664	2,974	7,833
Production, net of production costs	(33,192)	(15,459)	(20,682)
Development costs incurred during the period	8,655	2,862	3,514
Accretion of discount	8,550	11,611	5,949
Change in estimated future development costs	(17,087)	(3,176)	(6,334)
Net change in income taxes	(176)	(194)	—
Change in timing and other	2,989	3,061	(7,667)

Net increase (decrease)	136,012	(30,611)	56,620

Standardized measure, end of year	$221,507	$85,495	$116,106